EXHIBIT 99.1
 ULURU NEWS

Contact: Company
Vaidehi Shah
Chief Executive Officer

Terrance K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES CLOSING OF $6,000,000 FINANCING

Addison, Texas, April 3, 2017; ULURU Inc. (OTCQB: ULUR), a specialty medical technology company focused on the development of a portfolio of wound management and oral drug delivery products, today announced it has completed the second closing under the Note, Warrant and Preferred Stock Purchase Agreement with Velocitas Partners, LLC and its affiliates (collectively “Velocitas") under which the Company received $6,000,000 in gross proceeds in two closings (the “Financing”).

The first closing, which occurred on February 27, 2017, included the purchase by Velocitas of a $500,000 Secured Convertible Promissory Note (the “Initial Note”) with the Initial Note accruing interest at 12.5% per annum and having a term of two years (subject to acceleration under certain circumstances).  The Initial Note is convertible into shares of common stock at a conversion price of $0.04 per share, subject to equitable adjustments under certain circumstances.  The Initial Note is secured by all of the assets of the Company.

The second closing, which occurred on March 31, 2017, includes the purchase by Velocitas of a second $500,000 Secured Convertible Note on terms similar to the Initial Note (the “Second Note) and an equity offering that includes the offer and sale to Velocitas of 1,250 shares Series B Convertible Preferred Stock at a purchase price of $4,000 per share for gross proceeds of $5,000,000 (the “Equity Offering”).  The Second Note is convertible into shares of common stock at a conversion price of $0.04 per share, subject to equitable adjustments under certain circumstances.  As a condition to the second closing, the Company issued to Velocitas a warrant to purchase up to 57,055,057 shares of common stock with an exercise price of $0.04 per share, a 10-year term and is subject to cashless exercise.  In addition, at the second closing, the Company acquired the Altrazeal® distributor agreements Velocitas has with its sub-distributors in exchange for the issuance of 13,375,000 shares of common stock.

As part of the first closing, the Company appointed Ms. Vaidehi Shah to serve as the Company’s Chief Executive Officer and to also serve as a member of the Company’s Board of Directors.  As part of the second closing, the Company has appointed Mr. Anish Shah and Ms. Oksana Tiedt to serve as part of the Company’s executive management team and together with Mr. Arindam Bose to also join the Company’s Board of Directors.

Concurrent with the second closing and as a condition of the Financing, the Company received resignation notices from Robert F. Goldrich and Terrance K. Wallberg, each being a member of the Company’s Board of Directors.  Mr. Wallberg will continue to serve as the Company’s Vice President, Chief Financial Officer, Secretary, and Treasurer.  At the second closing, Mr. Bradley J. Sacks also stepped down as Chairman of the Board of Directors and Ms. Vaidehi Shah assumed such duties.  Mr. Sacks will continue to serve as a Director of the Company.

Commenting on the financing, Vaidehi Shah, Chairman and Chief Executive Officer of ULURU, stated, "We are very pleased to bring the financing transaction with Velocitas to a successful conclusion.  The proceeds from the financing now places the Company in a position to focus on stabilizing its operations and accelerating new business development.”

This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock of the Company. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About ULURU Inc.:
ULURU Inc. is a specialty medical technology company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of the Litigation Reform Act of 1995, including but not limited to statements made suggesting that the second closing will occur, the Company will be able to secured additional capital following the second closing or the proceeds will allow the Company to stabilize its operations and accelerate new business development. These statements are subject to numerous risks and uncertainties, including but not limited to the risks that the second closing will not occur for a number of possible reasons, including market risks associated with any addition capital the Company is may be required to raise (including regarding price, dilution and ability to raise capital), the risk that competitive factors, costs of distribution, poor performance by distributors, regulatory factors and other factors may inhibit the Company’s ability to execute its business plan, and risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other reports filed by us with the Securities and Exchange Commission. Actual results will likely differ, and may differ materially, from anticipated results.  ULURU assumes no obligation to update or disclose revisions to those estimates.